Exhibit 99.1

Recent Developments

Preliminary Estimate of Selected Second Quarter 2018 Financial Results

Although our results of operations as of and for the three months ended June 30, 2018 are not yet final, based on the information and data currently available, we estimate, on a preliminary basis, that our total revenue will be within a range of $136.0 million to $139.0 million for the three months ended June 30, 2018, as compared to $81.9 million for the three months ended June 30, 2017. Based on currently available information and data, we also estimate that our net income will be within a range of $40.6 million to $42.4 million for the three months ended June 30, 2018, as compared to net income of $16.6 million for the three months ended June 30, 2017. In addition, we estimate that Adjusted EBITDA will be within a range of $54.0 million to $56.0 million for the three months ended June 30, 2018, as compared to $27.7 million for the same period in 2017. We estimate that our net capital expenditures (which equals net cash flows from investing activities) for the three months ended June 30, 2018 will be within the range of $13.0 million to $16.0 million. We estimate our cash and cash equivalents as of June 30, 2018 will be $27.9 million. The improved results as compared to the same period in 2017 are primarily attributable to higher revenue generated as a result of the increase in U.S. land activity associated with increased E&P drilling, completions and production.

EBITDA and Adjusted EBITDA Description and Reconciliation

EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define EBITDA as net income excluding net interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding (gain) loss on debt extinguishment and stock-based compensation expense.

Management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. Our computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to the GAAP financial measure of net income for the three months ended June 30, 2018 (estimated) and 2017 (actual) (unaudited and in thousands).

	Three Months Ended
	June 30, 2018 (High)	June 30, 2018 (Low)	June 30, 2017 (Actual)
Net income	$42,400	$40,600	$16,578

Interest expense, net	255	235	5,186
Income tax expense	4,707	4,575	309
Depreciation and amortization	7,375	7,327	5,589
EBITDA	54,737	52,737	27,662
Stock-based compensation	1,263	1,263	—
Adjusted EBITDA	$56,000	$54,000	$27,662

The preliminary financial information included in this registration statement has been prepared by, and is the responsibility of, Cactus Inc.’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The preliminary financial results presented above are not a comprehensive statement of our financial results for the three months ended June 30, 2018. The preliminary financial results presented above are subject to the completion of our financial closing procedures, which have not yet been completed. Our actual results for the three months ended June 30, 2018 are not available and may differ materially from these estimates. Therefore, you should not place undue reliance upon these preliminary financial results. For instance, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial results presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, the revenue, net income, EBITDA and Adjusted EBITDA for any particular period may not be indicative of future results. See “Cautionary Note Regarding Forward-Looking Statements.”